Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports 2010 Year-End and Fourth Quarter Results

WEST MELBOURNE, Florida -- March 2, 2011 -- RELM Wireless Corporation (NYSE Amex: RWC) today announced its financial and operating results for the quarter and year ended December 31, 2010.

For the year ended December 31, 2010, sales totaled approximately $26.0 million, compared with $28.0 million for 2009.  Pretax loss for the year ended December 31, 2010 was approximately $653,000 compared with pretax income of approximately $3.5 million for the prior year.  Net loss for the year ended December 31, 2010 was approximately $660,000, or $0.05 per share, compared with net income of $2.4 million, or $0.17 per diluted share, last year.

For 2010, income tax expense totaled approximately $7,000, compared with $1.1 million for 2009.  Income tax expense in both years is largely a non-cash item as a result of the Company’s deferred tax assets.  For 2010, income tax expense was attributed to a valuation allowance of $320,000 recorded in the fourth quarter reducing the Company’s deferred tax assets, which are comprised primarily of federal and state net operating loss carryforwards (NOL’s).  The valuation allowance was derived from the Company’s evaluation of its prospects for realizing the future benefit of its NOL’s and related deferred tax assets.  The basis for the evaluation is management’s conclusions regarding considerations such as NOL expiration dates, recent operating results, estimates of future earnings based upon currently available information and certain tax planning strategies.

Gross profit margin for 2010 was 43.6% of sales, versus 48.8% of sales in the previous year.  Selling, general and administrative expenses totaled approximately $12.0 million (46.1% of sales) in 2010, compared with $10.2 million (36.3% of sales) in 2009.

For the fourth quarter ended December 31, 2010, sales were approximately $5.4 million, compared with $5.8 million for the same quarter in 2009.  Pretax loss for the fourth quarter was approximately $1.5 million compared with pretax income of approximately $560,000 for the same quarter last year.  Net loss for the quarter ended December 31, 2010 was approximately $1.1 million, or $0.08 per share, compared with net income of $0.3 million, or $0.03 per diluted share for the same quarter last year.

For the fourth quarter 2010, income tax benefit was approximately $338,000, compared with income tax expense of $211,000 for the prior-year quarter.  Consistent with the full year’s income tax expense, the fourth quarter’s tax benefit is largely non-cash and is derived from the Company’s pretax loss, net of the aforementioned $320,000 valuation allowance against deferred tax assets.

Gross profit margin for the fourth quarter 2010 was 31.4% of sales, compared with 50.0% of sales for the quarter ended December 31, 2009.  Selling, general and administrative expenses totaled approximately $3.1 million (58.5% of sales) for the fourth quarter of 2010, compared with $2.4 million (40.4% of sales) for the same quarter in 2009.

The Company had approximately $19.7 million in working capital as of December 31, 2010, of which $9.0 million was comprised of cash and trade receivables.  This compares with working capital of $17.7 million as of December 31, 2009, of which $11.4 million was comprised of cash and trade receivables.  The Company ended 2010 with long-term debt of $2.0 million outstanding under its revolving credit facility.  The Company had no borrowing outstanding as of the end of the previous year.

RELM President and Chief Executive Officer David Storey commented, “I have often referenced our commitment to profitability and financial strength.  While RELM remains financially strong and the future remains bright with our many new products and larger addressable markets, we were disappointed with the operating and financial results of the fourth quarter.  Reduced sales from the U.S. Department of Defense and other federal and state agencies, combined with increased expenses, most of which related to the engineering and production of new products, combined to break our run of six consecutive profitable quarters.  Also, the net losses for the quarter and year were compounded by the tax expense impact of a $320,000 valuation allowance recorded against our deferred tax assets.  It is important to emphasize, however, that the allowance and resulting expense are non-cash items.”

Mr. Storey continued, “We are now focused on 2011 and beyond, armed with more products, capabilities and prospects than ever before.  Our P25 trunked products were launched in the fourth quarter and yielded customer orders almost immediately.  With trunking comes a host of opportunities that just months ago were beyond our reach.  We look forward to meeting the challenge of these opportunities, driving toward a successful future.”

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, March 3, 2011.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on March 3, 2011.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until March 11, 2011, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 448387.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures during events such as the Oklahoma City bombings, the 9/11 attacks and Hurricane Katrina.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 60 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE Amex market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: risks relating to the current financial crisis and adverse economic conditions; reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions amid the financial crisis; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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(Financial Tables To Follow)

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	12/31/2010	12/31/2009	12/31/2010	12/31/2009

Sales, net	$5,374	$5,848	$25,954	$27,989

Expenses:
Cost of products	3,684	2,925	14,627	14,323
Selling, general and administrative expenses	3,144	2,364	11,955	10,167
Total expenses	6,828	5,289	26,582	24,490

Operating income (loss)	(1,454)	559	(628)	3,499

Other income (expense):
Interest expense	(23)	0	(29)	(41)
Other income (expense)	12	1	4	(4)

Pretax income (loss)	(1,465)	560	(653)	3,454

Income tax (expense) benefit	338	(211)	(7)	(1,091)

Net income (loss)	$(1,127)	$349	$(660)	$2,363

Income (loss) per share - basic	$(0.08)	$0.03	$(0.05)	$0.18
Income (loss) per share - diluted	$(0.08)	$0.03	$(0.05)	$0.17

Weighted average common shares outstanding, basic	13,480	13,412	13,480	13,411
Weighted average common shares outstanding, diluted	13,480	13,839	13,480	13,600

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data) (Unaudited)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash & cash equivalents	$5,050	$7,660
Trade accounts receivable, net	3,900	3,767
Inventories, net	11,942	6,623
Deferred tax assets, net	2,165	1,611
Prepaid expenses & other current assets	703	896
Total current assets	23,760	20,557

Property, plant and equipment, net	1,357	1,306
Deferred tax assets, net	5,637	6,183
Capitalized software, net	3,776	3,024
Other assets	262	351

Total assets	$34,792	$31,421

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,753	$1,250
Accrued compensation and related taxes	795	1,086
Accrued warranty expense	266	228
Accrued other expenses and other current liabilities	202	195
Total current liabilities	4,016	2,759

Deferred revenue	386	-
Long-term debt	2,000	-

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares: none issued or outstanding.		-
Common stock; $0.60 par value; 20,000,000 authorized
shares: 13,508,815 and 13,416,127 issued and outstanding shares
at December 31, 2010 and December 31, 2009, respectively.	8,105	8,050
Additional paid-in capital	24,404	24,071
Accumulated deficit	(4,119)	(3,459)
Total stockholders' equity	28,390	28,662

Total liabilities and stockholders' equity	$34,792	$31,421